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                                                                   Exhibit 3(b)


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                         CERTIFICATE OF INCORPORATION OF

                            NAUTICA ENTERPRISES, INC.

                  Nautica Enterprises, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of the Corporation, in the manner prescribed by Section 141 of the General Corporation Law of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation:

                  RESOLVED, that the text of Article Fifth, Section 1(a) of the Corporation's Certificate of Incorporation be amended to read in its entirety as follows:

                  "Section 1. (a) The corporation is authorized to issue two classes of shares to be designated, respectively, "common stock" and "preferred stock". The total number of such shares which the corporation shall have the authority to issue shall be Fifty Two Million (52,000,000). The total number of shares of common stock authorized to be issued shall be Fifty Million (50,000,000), $.10 par value per share, and the total number of shares of preferred stock authorized to be issued shall be Two Million (2,000,000), $.01 par value per share."

                  SECOND: That said amendment was duly adopted by the stockholders of the Corporation in accordance with the
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provisions of Section 242 of the General Corporation Law of Delaware.

                  IN WITNESS WHEREOF, NAUTICA ENTERPRISES, INC. has caused this certificate to be signed by its President and attested to its Assistant Secretary, this 29th day of June, 1995.

                                       NAUTICA ENTERPRISES, INC.

                                       By: /s/  Harvey Sanders
                                           ------------------------------
                                                Harvey Sanders
                                                President

Attest:

By: /s/  Sharon Burd
    ----------------------------------
         Sharon Burd
         Assistant Secretary
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STATE OF NEW YORK )
                  )ss.:
COUNTY OF NASSAU  )

                  BE IT REMEMBERED that, on June 29, 1995, before me, a Notary Public duly authorized by law to take acknowledgment of deeds, personally came Harvey Sanders, President of Nautica Enterprises, Inc., who duly signed the foregoing instrument before me and acknowledged that such signing is his act and deed, and that such instrument as executed is the act and deed of said corporation, and that the facts stated therein are true.

                  GIVEN under my hand on June 29, 1995.

                                            /s/
                                            --------------------------
                                                   Notary Public